EXHIBIT 23.5

CONSENT OF INDEPENDENT APPRAISAL FIRM

We hereby consent to the use of our valuation analyses for the fair value of the patent acquired from SW Kenetics, Inc. and the equipment and intangible assets acquired from Jagemann Stamping Company in the Registration Statement on Form S-1/A, amendment No. 4 (File No. 333-226087) (and any amendments thereafter) of AMMO, Inc.

/s/ VAVA Inc.

VAVA, Inc.

Midlothian, TX, 76065

August 30, 2019